                                                           EXHIBIT NO. 10.48


     Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                      HAP(TM) FOCUS TRIAL LICENSE AGREEMENT


This AGREEMENT (the "Agreement") is made as of the 21st day of December 2001 (the "Effective Date"), by and between Genaissance Pharmaceuticals, Inc., a Delaware Corporation with its principal place of business at Five Science Park, New Haven, CT 06511 ("Genaissance"), and Biogen, Inc., a Massachusetts corporation with offices at 14 Cambridge Center, Cambridge, MA 02142, USA ("Biogen"). Genaissance and Biogen are sometimes referred to herein as a party and collectively as the parties. Reference to a party herein includes a reference to its Affiliates (as hereinafter defined) unless otherwise indicated.

                                    RECITALS


         WHEREAS, Genaissance has developed a fully integrated solution for connecting genomic variation to drug response and disease susceptibility, which is called HAP(TM) Technology, and which combines Genaissance's proprietary haplotype markers, called HAP(TM) Markers (as hereinafter defined); and

         WHEREAS, Biogen is interested in obtaining limited access to the HAP(TM) Technology for research and development purposes; and

         WHEREAS, Genaissance is willing to grant Biogen such limited access upon the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 "AFFILIATE," shall mean any corporation, fern, partnership or other legal entity which, directly or indirectly, controls, is controlled by, or is under common control with a Party. For ' purposes of this definition, control shall mean the direct or indirect ownership of more than fifty percent (50%) of
(i) the stock shares entitled to vote for the election of directors or (ii) ownership interest of any such corporation, firm, partnership or other legal entity.

         1.2 "BIOGEN GENE ALLOCATION" shall mean the list of Genes to be attached hereto as Exhibit B, PROVIDED THAT the list shall contain [**] Genes. Exhibit B may be amended from time to time during the Term and all provisions of the Agreement shall apply thereto.

         1.3 "BIOGEN KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property

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of any kind, other than Patent Rights, owned or controlled by Biogen, as of the
Effective Date or during the Term of this Agreement.

         1.4 "BIOGEN PATENT RIGHTS" shall mean Patent Rights owned or controlled by Biogen.

         1.5 "GENAISSANCE KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, other than Patent Rights, owned or controlled by Genaissance, as of the Effective Date, including, without limitation, any data on the sequence, frequency and distribution of HAP(TM) Markers contained in the Database.

         1.6 "GENAISSANCE PATENT RIGHTS" shall mean individually and collectively, the HAP(TM) Marker Patent Rights and the HAP(TM) Marker Association Patent Rights.

         1.7 "GENE" shall mean a human nucleic acid sequence (including allelic variations thereof) (a) that encodes a designated protein and (b) that has known genomic regions as set forth in Exhibit A hereto.

         1.8 "HAP FOCUS(TM) DATABASE" shall mean a database provided in electronic format (such as excel spreadsheet) and/or as a hard copy that contains annotated data on the sequence, frequency and distribution of HAP(TM) Markers for the Biogen Gene Allocation, with such HAP(TM) Markers generated by examining genomic DNA from the Index Repository as more fully described in Exhibit A hereto.

         1.9 "HAP(TM) MARKER" shall mean [**] a Gene [**] that (i) is contained in the HAP FOCUS(TM) Database and (ii) was not known to Biogen prior to the First Installation Date .

         1.10 "HAP(TM) MARKER PATENT RIGHTS" shall mean Patent Rights claiming a HAP(TM) Marker or use thereof.

         1.11 "INDEX REPOSITORY" shall mean Genaissance's proprietary collection of immortalized cell lines established from unrelated individuals from various geographical origins and from members of extended families.

         1.12 "PATENT RIGHTS" shall mean patents or patent applications owned or controlled (with the right to grant licenses) by a party to this agreement. More particularly, Patent Rights include (i) any United States or foreign patent application, (ii) any United States patent or foreign patent issuing from such patent application and (iii) any continuation, continuation-in-part (to the extent the claims in such continuation-in-part application are directed to subject matter specifically described in such prior patent application), divisional, reissue, re-examination, renewal, substitution, addition, extension, supplementary protection certificate or foreign counterpart thereof of any of the foregoing.

         1.13 "SNP" shall mean a single nucleotide polymorphism.

         1.14 "TERM" shall have the meaning set forth in Section 9.1 hereof.


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         1.15 "THIRD PARTY" shall mean any entity other than Genaissance or
Biogen and their respective Affiliates.

                                    ARTICLE 2
                                GRANTS OF RIGHTS

         2.1 NON-EXCLUSIVE R&D LICENSE TO THE HAP FOCUS(TM) DATABASE. Subject to the terms of this Agreement, Genaissance hereby grants to a [**] non-exclusive license, without the right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-How to access and use the HAP FOCUS(TM) Database solely for research and development during the Term. For avoidance of doubt, Biogen shall not have the right to share the HAP FOCUS(TM) Database with any Third Party.

         2.2 RESTRICTIONS ON USE OF THE HAP FOCUS(TM) DATABASE. Biogen's use of the HAP FOCUS(TM) Database shall be subject to the following conditions:

                  (a) Biogen agrees to make copies of the HAP FOCUS(TM) Marker only to the extent reasonably necessary to perform such research and development during the term of this Agreement, and agrees that all such copies will be treated as Confidential Information of Genaissance.

                  (b) Except as specifically authorized hereunder, Biogen shall not sell, transfer, publish, disclose, display or otherwise make available any portion of the HAP FOCUS(TM) Database to Third Parties.

                  (c) Biogen agrees to secure and protect the HAP FOCUS(TM) Database in a manner reasonably consistent with the maintenance of rights therein, and in accordance with the terms of this Agreement, and to take appropriate action by instruction or agreement with its employees who are permitted access to the HAP FOCUS(TM) Database to satisfy its obligations hereunder. Biogen shall cooperate with and reasonably assist Genaissance in identifying and preventing any unauthorized use, copying or disclosure of the HAP FOCUS(TM) Database.

                  (d) Notwithstanding the foregoing, Biogen shall, subject to any pre-existing rights of Third Parties or Genaissance, have an unlimited right to use, for research and development, any and all information from its use of and access to the HAP FOCUS(TM) Database.

         2.3 NON-EXCLUSIVE R&D LICENSE TO HAP(TM) MARKERS. Subject to the terms of this Agreement, Genaissance hereby grants to Biogen a worldwide, [**] non-exclusive license, without the right to grant sublicenses, under Genaissance Patent Rights and Know-How to use the HAP(TM) Markers solely for research and development during the Term. For avoidance of doubt, Biogen shall not have the right to share the HAP FOCUS(TM) Database with any Third Party.

         2.4 RESERVATION OF RIGHTS. Notwithstanding the rights granted to Biogen under this Article 2, Genaissance at all times reserves (i) its rights to the HAP(TM) Markers for information contained in the HAP FOCUS(TM) Database and (ii) its right to use such HAP(TM) information to


                                       3
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research, develop, have developed, use, manufacture, have manufactured, sell and have sold products, including the right to grant licenses to Third Parties with respect to any intellectual property rights related to such purposes, PROVIDED THAT, no such license shall limit the grants of right to Biogen hereunder.
Biogen at all times reserves its rights to Biogen Know-How and Biogen Patent Rights.

         2.5 NO GRANT OF OTHER RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, data, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement. Any compounds, technology or know-how derived, developed or acquired by either party independent of use of or access to the HAP FOCUS(TM) shall be the property of such party.

                                    ARTICLE 3
                   DELIVERY AND USE OF HAP FOCUS(TM) DATABASE

         3.1 HAP(TM) MARKER DISCOVERY. Biogen shall deliver to Genaissance, from time to time during the Term, a description of the Biogen Gene Allocation, which description shall be attached hereto as Exhibit B. Genaissance shall promptly initiate a program to discover HAP(TM) Markers for each of the Genes in the Biogen Gene Allocation using genomic DNA from the Index Repository as described in Exhibit A and using its proprietary HAP(TM) Builder process. This step will not be necessary for those Genes for which HAP(TM) Markers have already been discovered as defined in Exhibit A.

         3.2 DELIVERY OF HAP FOCUS(TM) DATABASE. Genaissance shall deliver to Biogen the HAP FOCUS(TM) database in an electronic format such as an excel spreadsheet and in hard copy. The delivery date shall be no later than three (3) months from the Effective Date.

         3.3 TECHNICAL SUPPORT. Genaissance shall provide technical support through a primary contact person who shall be accessible by telephone and e-mail between the hours of 8.00 a.m. and 6:00 p.m. U. S. Eastern Time, Monday through Friday or through additional on-site assistance. Genaissance's actual and reasonable travel costs incurred in providing such additional on-site assistance shall be reimbursed by Biogen.




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                                    ARTICLE 4
                                    PAYMENTS

         4.1 LICENSE FEE. In consideration of the rights granted to Biogen under
Article 2 and Biogen agrees to pay Genaissance a fee of [**] dollars ($[**]) [**], to be paid within [**] business days after delivery of the HAP FOCUS(TM) Database to Biogen.

         4.2 PAYMENT. Payments to be made by Biogen to Genaissance under this Agreement shall be payable in United States dollars and shall be paid by immediately available funds to such bank account in the State of Connecticut as is designated in writing by Genaissance from time to time.

                                    ARTICLE 5
                              INTELLECTUAL PROPERTY

         5.1 OWNERSHIP OF INTELLECTUAL PROPERTY

                  5.1.1 OWNERSHIP OF THE HAP FOCUS(TM) DATABASE. Subject to the rights and licenses granted under this Agreement, Genaissance shall have sole ownership of the HAP FOCUS(TM) Database all information contained therein.

                  5.1.2 OWNERSHIP OF HAP(TM) MARKERS. Genaissance shall have sole ownership of all right, title and interest in all HAP(TM) Markers, and all HAP(TM) Marker Patent subject to Biogen's right to use the HAP(TM) Markers pursuant to the terms of this Agreement.

                  5.1.3 BIOGEN INVENTIONS. Any and all inventions made or conceived solely by Biogen in the course of using information from the HAP FOCUS(TM) Database shall be owned solely by Biogen, and Biogen shall be under no obligation to transfer any rights to such inventions to Genaissance. For purposes of this section, inventorship shall be determined according to principles of United States patent law.

                  5.1.4 JOINT INVENTIONS. Any and all inventions made or conceived jointly by at least one Biogen employee and at least one Genaissance shall be owned jointly by Biogen and Genaissance ("Joint Invention"). Nothing in this Agreement shall be construed as obligating either party to convey its ownership rights in a Joint Invention to the other party.. For purposes of this section, inventorship shall be determined according to principles of United States patent law.

                                    ARTICLE 6
                                 CONFIDENTIALITY

         6.1 CONFIDENTIAL INFORMATION. Confidential Information shall mean, subject to the limitations and exceptions described in Section 6.2.2, any information and data received by a party from the other party in connection with the performance of this Agreement. In the case of Biogen as receiving party, Confidential Information shall include without limitation, including but not limited to HAP(TM) Markers, contained in the HAP FOCUS(TM) Database, delivered to Biogen. Genaissance acknowledges and agrees that Biogen shall be the sole owner of any data and research results generated by Biogen using the HAP FOCUS(TM) Database or HAP(TM) Markers.


                                       5
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Genaissance further acknowledges and agrees that, subject to the limitations of
Section 6.4 below, Biogen shall be free to publish any data and research results generated by Biogen using the HAP FOCUS(TM) Database or HAP(TM) Markers. In the case of Genaissance as receiving party, Confidential information shall include without limitation any information and data relating to Biogen's research and development using the HAP FOCUS(TM) Database or HAP(TM) Markers, including Biogen Gene allocation list. Confidential Information shall include, subject to the limitations and exceptions described in Section 6.2.2, all information and data not described in the preceding sentences of this paragraph, but supplied by either party to the other in connection with this Agreement and marked "Confidential."

         6.2 NONDISCLOSURE OBLIGATIONS.

                  6.2.1 GENERAL. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of ten (10) years thereafter, the receiving party shall use the Confidential Information only for purposes specifically authorized under this Agreement, and shall not publish any portion of the Confidential Information or disclose it to any third party without the prior written consent of the disclosing party.

                  6.2.2 LIMITATIONS. The parties agree that the receiving party shall not have any obligation of confidentiality with respect to such Confidential Information that; (a) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Confidential Information; (b) can be shown by written documents to have been disclosed to the receiving party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (c) prior to disclosure under this Agreement, was already in the possession of the receiving party, provided such Confidential Information was not obtained directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (d) can be shown by written documents to have been independently developed by the receiving party without breach of any of the provisions of this Agreement; (e) is disclosed by the receiving party pursuant to an order or demand issued by a court or governmental agency or as otherwise required by law; PROVIDED, HOWEVER, that the receiving party notifies the other party prior to disclosure, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information AND PROVIDED, FURTHER, that the receiving party furnishes only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other party; or (f) where the receiving parry reasonably believes such disclosure is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, with such disclosure being limited to: (i), consultants, outside contractors and clinical investigators, on a need-to-know basis and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential; and (ii) government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, products pursuant to this Agreement.


                                       6
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         6.3 INJUNCTIVE RELIEF. The parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 6.

         6.4 PUBLICATION. Either party may publish or present data and/or results generated utilizing the HAP(TM) Database or HAP(TM) Markers, provided, however, that the party proposing publication ("Submitting Party") shall provide a copy of the proposed publication to the other party ("Reviewing Party") at least forty-five (450 days prior to a proposed date of public presentation or submission for publication. The Reviewing Party shall have thirty (30) days from its receipt of such proposed publication in which to notify the Submitting Party in writing of any specific objections to the proposed publication, based on either the need to seek patent protection and/or concern regarding disclosure of Confidential Information of the Reviewing Party. If the Reviewing Party objects to the proposed publication, the Submitting Party agrees to delay submission or public presentation of the proposed publication for up to an additional sixty
(60) days) after receipt of the objection, to permit filing of a patent application on potentially patentable subject matter in the proposed publication. Upon request, the Submitting Party agrees to delete from the proposed publication any Confidential Information of the Reviewing Party, or otherwise to revise the proposed publication in manner mutually acceptable to both parties.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GENAISSANCE. Genaissance represents and warrants to and covenants with Biogen that:

                  (a) Genaissance is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

                  (b) Genaissance has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Biogen in this Agreement;

                  (c) Genaissance has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Genaissance enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  (e) the performance of its obligations tinder this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;


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                  (f) to the best of Genaissance's knowledge but without
independent investigation, the performance of Genaissance's obligations under this Agreement, including without limitation the delivery to Biogen of the HAP FOCUS(TM) Database and the contents of the HAP FOCUS(TM) Database, will not infringe, or shall be exempt from infringement of, any issued patent or valid copyright of any Third Party;

                  (g) to the best of Genaissance's knowledge but without independent investigation, the methods used by Genaissance for identifying the HAP(TM) Markers do not infringe, or shall be exempt from infringement of, any issued patent or valid copyright of any Third Party; and

                  (h) Genaissance will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

         7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF BIOGEN. Biogen represents and warrants to and covenants with Genaissance that:

                  (a) Biogen is a corporation duly organized, validly existing and in corporate good standing under the laws of Massachusetts;

                  (b) Biogen has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Genaissance in this Agreement;

                  (c) Biogen has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Biogen enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

                  (e) the performance of its obligations under this Agreement will not conflict with Biogen's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

                  (f) all products or services requested by Biogen hereunder are solely for uses reasonably related to the development and submission of information to the FDA; and

                  (g) Biogen will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

         7.3 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE HAP FOCUS(TM) DATABASE, PATENT RIGHTS, GOODS, SERVICES OR OTHER


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SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. IN ADDITION, BIOGEN ACKNOWLEDGES THAT THE HAP FOCUS(TM) DATABASE MAY CONTAIN INFORMATION THE ACQUISITION OR USE OF WHICH IS COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES. GENAISSANCE MAKES NO WARRANTY THAT THE HAP FOCUS(TM) DATABASE DOES NOT CONTAIN ERRORS OR THAT THE HAP FOCUS(TM) DATABASE CONTAINS ALL HAP(TM) MARKERS THAT ARE ACTUALLY PRESENT BUT NOT DETECTED 1N THE INDEX REPOSITORY.

         7.4 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER GENAISSANCE NOR BIOGEN WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                    ARTICLE 8
                                    INDEMNITY

         8.1 BIOGEN INDEMNITY OBLIGATIONS. Biogen will, at its own expense, indemnify and promptly reimburse Genaissance for the defense of, and hold harmless Genaissance and its officers and employees, from and against any and all claims, actions, liabilities, losses, damages, judgments, grants, costs and expenses (including attorneys' fees) resulting from or pertaining to (a) Biogen's use or operation of the HAP(TM) Markers or the HAP FOCUS(TM) Database or (b) a breach of any of the warranties made hereunder by Biogen.

         8.2 GENAISSANCE INDEMNITY OBLIGATIONS. Genaissance agrees to defend, indemnify and hold Biogen and its employees and agents harmless from and against any and all claims, actions, losses, damages, judgments, grants or expenses (including attorneys' fees) arising as a result of (a) claims by employees or contractors of Genaissance for bodily injury, death or property damage arising out of the performance by Genaissance of any activities under this Agreement;
(b) the negligence, recklessness or intentional misconduct of Genaissance in connection with its activities under this Agreement or (c) a breach of any of the warranties made hereunder by Genaissance.

         8.3 LIMITATION ON INDEMNITY OBLIGATIONS. Neither party nor its respective employees and agents shall be entitled to the indemnities set forth in Section 8.1 to the extent that the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent or intentional act or omission by the other party, its directors, officers, employees or authorized agents.

         8.4 INFRINGEMENT INDEMNIFICATION. Biogen shall indemnify, defend and hold Genaissance and its employees and agents harmless from all claims, losses, damages or expenses (including attorneys' fees) arising out of or resulting from any claims, judgments or adjudications against Genaissance that Biogen's used of any HAP(TM) Marker or infringes any patent, trade


                                       9
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secret or similar proprietary rights of a Third Party. Genaissance and its employees and agents shall not be entitled to the indemnities set forth in this
Section 8.4 where the claim, loss, damage or expense for which indemnification is sought arises out of the infringement of any patent, trade secret or similar proprietary right of a Third party of which Genaissance was aware at the time Genaissance provided access to a HAP(TM) Marker.

         8.5 PROCEDURE. If the party being indemnified hereunder or its respective employees or agents (the "Indemnitee") intends to claim indemnification under this Article 8, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
8. The Indemnitee under this Article 8, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

                                    ARTICLE 9
                           EXPIRATION AND TERMINATION

         9.1 TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9, the "Term" of this Agreement shall commence on the Effective Date and expire two (2) years from the Effective Date.

         9.2 EVENTS OF DEFAULT.

                  9.2.1 DEFAULT BY EITHER PARTY. An Event of Default shall have occurred upon (i) the occurrence of a material breach of this Agreement (other than an Event of Default described in Section 9.3.2) if the breaching party fails to remedy such breach within thirty (30) days after written notice thereof by the non-breaching party or (ii) the bankruptcy, insolvency, dissolution or winding up of a parry.

                  9.2.2 DEFAULT BY BIOGEN. An Event of Default shall have occurred if Biogen fails to make any payments due hereunder, ten (10) business days after Genaissance delivers written notice thereof to Biogen specifying such failure and its claim of right to


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         terminate, unless Biogen makes such payments plus interest within such ten (10) day period.

         9.3 EFFECT OF AN-EVENT OF DEFAULT.

                  9.3.1 REMEDIES AVAILABLE TO GENAISSANCE. In the event that an Event of Default occurs relating to Biogen and Biogen fails to cure such default during any applicable cure period, Genaissance shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate this Agreement upon notice thereof to Biogen, in which case (i) the options and licenses granted to Biogen pursuant to
         Article 2 shall terminate and (ii) any and all information and materials provided by Genaissance pursuant to this Agreement (including, without limitation, all copies of the HAP FOCUS(TM) Database), and any copies thereof (including electronic copies) shall be promptly returned by Biogen to Genaissance, and Biogen shall delete all copies of the HAP FOCUS(TM) Database from all computers at its site on which such information has been installed or transmitted.

                  9.3.2 REMEDIES AVAILABLE TO BIOGEN. In the event that an Event of Default occurs relating to Genaissance and Genaissance fails to cure such default within the applicable cure period, then Biogen shall have the right, at its option exercisable in its sole discretion, to seek any rights or remedies available to it at law or in equity, subject to the limitations set forth in Section 7.4 and Section 10.6 hereof.

         9.4 EFFECT OF EXPIRATION OF THE TERM PERIOD. Upon the expiration of the Term Period, Biogen shall destroy all copies of the HAP FOCUS(TM) Database, and certify the completion of such steps in writing to Genaissance.

         9.5 EFFECT OF EXPIRATION OR TERMINATION OF AGREEMENT. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 5, 6, 8, 9 and 10, Sections 7.3 and 7.4 hereof, and the license granted to Biogen pursuant to Section 2.4 hereof shall survive the expiration or termination of this Agreement.

                                   ARTICLE 10
                                  MYSCELLANEOUS

         10.1 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; PROVIDED, HOWEVER, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of


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any delay or failure to perform that occurs by reason of FORCE MAJEURE. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         10.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party, such consent not to be unreasonably withheld or delayed; PROVIDED, however, that either Genaissance or Biogen may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         10.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

         10.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to Genaissance:        Genaissance Pharmaceuticals, Inc.
                                   Five Science Park
                                   New Haven, CT 06511
                                   Attention:  Krishnan Nandabalan, Ph.D.
                                   Telephone:  (203) 786-3445
                                   Facsimile:  (203) 562-9377

         If to Biogen:             Biogen, Inc.
                                   14 Cambridge Center
                                   Cambridge, MA 02142
                                   Attention: Vice President-General Counsel
                                   Fax:  (617) 679-2838


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         10.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the choice of laws provisions thereof.

         10.6 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         10.7 PUBLICITY. Except as required by law, Genaissance and Biogen each agree not to disclose the existence or any terms or conditions of this Agreement to any Third Party without prior written consent of the other party, which shall not be withheld unreasonably.

         10.8 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         10.9 NO PARTNERSHIP. It is expressly agreed that the relationship between Genaissance and Biogen shall not constitute a partnership, joint venture or agency. Neither Genaissance nor Biogen shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         10.10 EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Genaissance and Biogen agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Genaissance and Biogen agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section.

         10.11 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other parry shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         10.12 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

BIOGEN, INC.                              GENAISSANCE PHARMACEUTICALS, INC.

By:     /s/ T.J. Bucknum                  By:     /s/ K. Nandabalan


Name:   T.J. Bucknum, Esq.                Name:   Krishnan Nandabalan, Ph.D.


Title:  Executive Vice President
        and General Counsel               Title:  Vice President, Alliances


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                                    EXHIBIT A
                            HAP(TM) MARKER DISCOVERY

         The current procedure for discovering HAP(TM) Markers for a Gene is to sequence, from the Index Repository, ninety-three (93) individual samples of human genomic DNA and one sample of chimpanzee genomic DNA. The genomic regions of each Gene, which are targeted for sequencing, are as follows.

         (i) "Exons" shall mean the genomic DNA segments of a Gene whose sequence information is translated into the protein product of that Gene. The goal is to obtain sequence information for all Exons of a Gene.

         (ii) "Exon/Intron Junction" shall mean the junctions between the Exons and the Introns in genomic DNA. Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain sequence information for each Exon/Intron Junction within this genomic region.

         (iii) "Introns" shall mean the genomic DNA segments of a Gene, which are located between Exons. Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain a minimum of ten (10) to twenty (20) bases and a maximum of one hundred (100) bases of sequence information from the Exon/Intron Junction into the Intron for every Intron within this genomic region.

         (iv) "Promoter" shall mean the region that is immediately upstream of the genomic segment that is found at the five-prime end of a Messenger RNA molecule. ("Messenger RNA" shall mean a ribonucleic acid sequence from which the protein product of a Gene is translated.) The goal is to obtain sequence information for up to one thousand (1000) bases of the Promoter.

         (v) "Three-Prime Untranslated Region" shall mean the genomic region immediately downstream from the termination codon of a Gene. The goal is to obtain sequence information for at least one hundred (100) bases of the Three-Prime Untranslated Region downstream of the termination codon.

         Specific genomic sequence information is required to meet the 'goals outlined in (i) through (v) above. If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, a Gene will still be queued for HAP(TM) Marker discovery.

         A Gene shall be considered completely sequenced if sequence information is obtained for: (i) at least [**] of the [**]; (ii) the [**] containing the [**]; and (iii) [**]. A specific region targeted for sequencing within a Gene shall be considered completely sequenced if sequence information is obtained [**]. However, the presence of runs of guanine and cytosine, secondary structure or errors in publicly available sequence information may prevent the generation of sufficient sequence information for that Gene to be considered completely sequenced as defined above.

         Genaissance shall use commercially reasonable efforts to incorporate into the HAP FOCUS(TM) Database other information about Genes, including: [**].



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                                    EXHIBIT B
                             Biogen Gene Allocation
                           (To be Supplied by Biogen)

1.       [**]






















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